Exhibit 10.2
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (this “Settlement Agreement”) is made and entered into as of the 24th day of June, 2015, by and among VICTORY ENERGY CORPORATION, a Nevada corporation (the “Victory”) and LOUISE H. ROGERS, an individual (“Rogers”). Each of Victory and Rogers is referred to herein as a “Party” and, collectively, as the “Parties.”

BACKGROUND

On February 2, 2015, Victory and Lucas Energy, Inc. (“Lucas”) entered into a Letter of Intent for Business Combination (the “Letter of Intent”) relating to a proposed business combination (the “Merger”) between the two parties. Thereafter, Lucas, Victory and certain other affiliates of Victory entered into the Pre-Merger Collaboration Agreement on February 26, 2015, as amended by Amendment No. 1 thereto, dated March 3, 2015 (the “Collaboration Agreement”). Pursuant to the Collaboration Agreement, Lucas assigned to Victory certain rights (the “Well Rights”) in five (5) Penn Virginia well-bores and two (2) Earthstone Energy/Oak Valley Resources Boggs Unit No. 1H and Boggs Unit No. 2H well-bores. In connection with the assignment of the Well Rights, Lucas obtained a partial release from Rogers, Lucas’ secured lender, and Sharon E. Conway, as Trustee, under that certain Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing, dated August 13, 2013, that permitted Lucas to transfer the Well Rights to Victory. Among other things, the Collaboration Agreement required Victory to issue a contingent promissory note in the principal amount of $250,000 to Rogers (the “Rogers Note”). In accordance with its terms, the Rogers Note becomes due and payable, among other times, within ninety (90) days following the termination of the Letter of Intent.

On May 11, 2015, Victory notified Lucas that Victory does not intend to proceed with the Merger and thereby terminated the Letter of Intent.

The Parties now desire to resolve their respective claims under the Collaboration Agreement and the Rogers Note and otherwise without admitting liability therefor, and in order to avoid the uncertainty, expense and burden of litigation.
AGREEMENT
NOW, THEREFORE, in consideration of the promises, representations, warranties and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.Termination of Rogers Note; Further Assurances.
(a)     Subject to the terms and conditions of this Settlement Agreement and except as expressly provided otherwise below, all rights, duties, liabilities and obligations of each of the Parties under the Rogers Note is hereby terminated and cancelled as of the date hereof, and neither of the Parties nor any of their affiliates, shall have any further rights, duties, liabilities or obligations to the other Party under the Rogers Note.

(b)    Each of the Parties hereto agree to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Settlement Agreement.
2.    Victory Payment Obligation. On or before July 15, 2015, Victory shall pay to Rogers Two Hundred and Fifty Three Thousand Seven Hundred Fifty Dollars ($253,750) in immediately available funds to an account specified by Rogers to Victory in writing; provided, however, that if Victory fails to make such payment on or before July 15, 2015 it shall be in breach of this Settlement Agreement and default interest on such amount shall accrue at a per diem rate of $126.88 (i.e., 18% per annum). Victory agrees that Roger’s counsel, Attorney Sharon E. Conway, may hold in escrow (i) the assignment of the additional Penn Virginia properties contemplated by Section 2(a) of the VL Settlement Agreement (as defined below), and (ii) the Settlement Shares (as defined in the VL Settlement Agreement), until such time as Victory pays to Rogers the amounts due and payable to Rogers pursuant to this Section 2 and Rogers shall immediately release such assignment once such payment has been made in full.
3.    Concurrent Settlement Agreements. This Settlement Agreement has been negotiated concurrently with (a) that certain settlement agreement being entered into on or about the date hereof between Victory and Lucas (the “VL Settlement Agreement”), and (b) that certain settlement agreement being entered into on or about the date hereof among Oak Valley Operating LLC and its affiliates, Lucas and its affiliates and Victory and its affiliates (the “Oak Valley Settlement Agreement”). Notwithstanding any provision herein contained to the contrary, this Settlement Agreement shall automatically terminate and be of no force or effect if each of the VL Settlement Agreement and the Oak Valley Settlement Agreement is not executed by all of the parties thereto on or before the expiration of two (2) business days after the date hereof.

4.    Mutual Releases.
(a)    Subject to the terms and conditions of this Agreement, from and after the date hereof, each of the Parties on behalf of itself and all of its affiliates and assigns hereby fully, finally, voluntarily and irrevocably releases and discharges the other Party and such other Party’s affiliates (including, specifically and without limitation, in the case of Victory, Aurora Energy Partners, Navitus Energy Group and AEP Assets, LLC) and its and their officers, directors, shareholders, members, partners, employees, legal counsel, accountants, auditors, advisors and agents (the “Released Parties”) to the fullest extent permitted under applicable law from any and all claims, counterclaims, demands, causes of action, contract obligations, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, obligations, guarantees, endorsements, liens, security interests, agreements, promises, variances, trespasses, judgments, extents, executions, damages, attorneys’ fees or costs whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown (any of the foregoing, a “Claim” and, collectively, the “Claims”), which such Party now owns or holds, or has at any time heretofore owned or held, or may in the future own or hold, against the Released Parties, or any of them, in any capacity, including as an officer, director or stockholder of the other Party, which are or may be based upon any facts, acts, omissions, representations, contracts, agreements, including the Rogers Note and the Collaboration Agreement, events or matters of any kind occurring or existing at any time on or before the date of this Settlement Agreement.
(b)    Waiver of Unknown Claims. In addition to each Party’s release of Claims provided for in Section 4(a), each Party hereby expressly waives any protection under applicable state law for releases of unknown claims. Each Party understands the significance of his or its release of unknown claims and the waiver of any applicable statutory protection against a release of unknown claims. EACH PARTY EXPRESSLY ASSUMES THE RISK OF SUCH UNKNOWN AND UNANTICIPATED CLAIMS AND AGREES THAT THIS SETTLEMENT AGREEMENT APPLIES TO ALL CLAIMS, AS DEFINED UNDER SECTION 4(a), WHETHER KNOWN, UNKNOWN, OR UNANTICIPATED.
5.    Waiver of Suit. For the consideration and mutual promises specified herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Party agrees to waive, release, promise and agrees not to bring or pursue any judicial, quasi-judicial or administrative action against the other Party for any reason whatsoever arising out of the Claims released herein up to and including the date of this Settlement Agreement. Each party further acknowledges and agrees that it has not already filed or otherwise commenced any such action. For the avoidance of doubt, any action for enforcement of this Settlement Agreement is expressly excluded from this waiver provision.
6.    Representations and Warranties.
(a)    Each Party represents and warrants to the other Party that it has the requisite power to enter into this Settlement Agreement and to carry out its obligations hereunder and that the terms of this Settlement Agreement have been fully disclosed to the Board of Directors, if applicable, of such Party and that the requisite approvals have been obtained, prior to its execution and that this

Settlement Agreement does not conflict with, or result in a breach of, any other agreement to which such Party is a party.
(b)    Each represents and warrants to the other Party that this Settlement Agreement has been duly executed and delivered and constitutes a valid and binding obligation enforceable in accordance with its terms.
7.    Entire Agreement. This Settlement Agreement constitutes the entire, exclusive and final agreement among the parties and supersedes any and all prior agreements, discussions, representations and warranties among the parties with respect to the matters set forth herein. The parties have not relied upon any statements or representations made by any party outside the content of this Settlement Agreement.
8.    Choice of Law. This Settlement Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflict of laws.
9.    Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.
10.    Severability. If any provision of this Settlement Agreement is determined to be unlawful or otherwise unenforceable, the remaining provisions of this Settlement Agreement shall nevertheless continue in full force and effect.
11.    Parties in Interest; Assignment; Third Party Beneficiaries. This Settlement Agreement is binding upon the parties and their respective successors, heirs, legal representatives and permitted assigns. Aurora Energy Partners, Navitus Energy Group and AEP Assets, LLC and each of their respective officers, directors, managers and owners are each intended third party beneficiaries of this Settlement Agreement and may enforce their rights under this Settlement Agreement.
12.    No Admission of Liability or Wrongdoing. This Settlement Agreement and the negotiations and discussions leading up to this Settlement Agreement effect the settlement of claims which are denied and contested, and do not constitute, nor shall they be construed as, an admission of liability by the parties. This Settlement Agreement is made solely for the purpose of avoiding the burden and expense of litigation, which would be imposed on the parties if the disputes between them remained unsettled. This Settlement Agreement does not constitute an admission by any of the parties hereto that they have engaged in any unlawful act. Each of the parties hereto expressly deny that hey have engaged in any unlawful act and deny liability for all claims any other party had, has, or may have against them.
13.    Indemnification and Contribution. Each Party (an “Indemnitor”) agrees to indemnify the other Party and its affiliates and its and their officers, directors, employees, agents, shareholders, members and/or partners (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to a breach by the Indemnitor of any representation, warranty or covenant contained in this Settlement Agreement. If the indemnification provided for in Section 13 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor. The provisions of this Section 13 shall survive any termination of this Agreement.
14.    Construction. This Settlement Agreement shall not be construed against the party preparing it, but shall be construed as if the parties collectively prepared it and any uncertainty or ambiguity shall not be interpreted against any party.
15.    Modifications; Waiver. This Settlement Agreement may not be modified orally. No breach of any provision hereof may be waived unless in writing. Waiver of any breach shall not be deemed to be a waiver of any other breach of the same or of any other provision hereof. All modifications to this Settlement Agreement must be in writing and signed by all of the Parties hereto.
16.    No Assignments. Each of the Parties hereby represents and warrants to the other Party that there has been no assignment or transfer whatsoever of any of the Claims released herein. Each Party agrees to defend and indemnify the other Party and the other persons and entities released herein against any Claim based upon, arising out of or in connection with any such assignment or transfer.
17.    Attorneys' Fees. If any action is brought for the enforcement of this Settlement Agreement or in connection with any dispute arising out of it or the claims which are the subject of this Settlement Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and any other costs incurred in such litigation in addition to any other relief to which the prevailing party may be entitled.
18.    Advice of Counsel. Each party to this Settlement Agreement has had the opportunity to discuss the matter with legal counsel, and enters into this Settlement Agreement only after such consultation.
19.    Waiver Of Jury Trial. EACH PARTY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SETTLEMENT AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
20.    Notices. All notices and other communications hereunder shall be in writing to the parties at the addresses specified on the signature pages hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first above written.
VICTORY ENERGY CORPORATION

By:/s/ Kenneth Hill
Name: KENNETH HILL
Title: Chief Executive Officer

3355 Bee Caves Road, Suite 608
Austin, TX 78746

LOUISE H. ROGERS

/s/ Louise H. Rogers
c/o Sharon E. Conway
ATTORNEY AT LAW
2441 High Timbers, Suite 410
The Woodlands, Texas 77380-1052

Acknowledgement of Counsel:
Each of the undersigned legal counsel to Victory and to Rogers by signing this Settlement Agreement below acknowledge that they approve the Settlement Agreement as to form:

/s/ Sharon E. Conway              /s/ David McCall
Sharon E. Conway                     David McCall
Counsel to Rogers                    Counsel to Victory
Approving as to form only                Approving as to form only